 Windtree Therapeutics and Lee’s Pharmaceutical (HK) Limited Enter Into

Exclusive License and Collaboration Agreement for Development and Commercialization of KL4 Surfactant Technology Platform in Asia

-Windtree and Lee’s collaborate to advance the development of AEROSURF®, SURFAXIN®
and SURFAXIN LS™ in Asia-

-Windtree receives initial payments from Lee’s totaling $3 million, including a prior equity investment and an upfront license fee, with potential future milestone payments and development support totaling over $40 million plus royalties-

-Windtree to host investor conference call tomorrow June 13, 2017 at 8:00 AM ET-

WARRINGTON, PA and SHATIN, HONG KONG – June 12, 2017 – Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, and Lee's Pharmaceutical (HK) Limited, a wholly-owned subsidiary of Lee's Pharmaceutical Holdings Limited ("Lee's Pharm", SEHK Stock Code: 0950), today announced that they have entered into an exclusive license and collaboration agreement for the development and commercialization of KL4 surfactant products in select Asian markets using Windtree’s proprietary KL4 surfactant and aerosolization technologies. The agreement includes AEROSURF® as well as the non-aerosol products SURFAXIN® (approved in the U.S.) and SURFAXIN LS (an improved lyophilized formulation of SURFAXIN). Also, Windtree has granted Lee’s an exclusive license to manufacture KL4 surfactant in China for use in non-aerosol surfactant products in the licensed territory.

“China and the surrounding Asian markets represent a significant market opportunity for Windtree and our KL4 surfactant technology. Through our collaboration with Lee’s, we will be able to access and grow the KL4 surfactant opportunity outside of the U.S. and pursue development of AEROSURF and our other KL4 surfactant products with a proven partner,” commented Craig Fraser, President and Chief Executive Officer of Windtree Therapeutics. “I am excited about the potential of AEROSURF to both transform and expand the management of respiratory distress syndrome (RDS) worldwide and this collaboration with Lee’s will significantly enhance our development and realization of this goal.”

“We are delighted to announce this collaboration with Windtree. Given the size of the RDS population and as a high growth, current top surfactant market, we are enthusiastic about our prospects to develop and market AEROSURF and the other KL4 surfactant products for our premature infants with RDS,” commented Dr. Benjamin Li, Chief Executive Officer of Lee’s Pharm. “We also see real potential to address other acute pulmonary diseases and conditions and plan to explore these opportunities with Windtree. Together with the Group’s other assets, this partnership will strengthen the Group’s position in neonatal critical care.”

In anticipation of finalizing the agreement, Lee’s Pharm invested $2 million in Windtree’s February 2017 private placement offering. Under terms of the license agreement, Windtree will receive an upfront license fee of $1.0 million and will also be eligible for up to $37.5 million in contingent clinical, regulatory and commercialization milestone payments and escalating high single digit to mid-teens percentage royalties across all products. In addition, Lee’s will be responsible for all development costs in the licensed territory.

Conference Call and Webcast Details

The Company will host a conference call and webcast (including a slide presentation) at 8:00 a.m. EDT on Tuesday, June 13, 2017 to discuss this important collaboration with Lee’s Pharm.

The live webcast, including a slide presentation, can be accessed at http://windtreetx.investorroom.com/events . To participate in the live call and take part in the question and answer session, dial (844) 802-2436 (domestic) or (412) 317-5129 (international).

A replay of the conference call will be accessible one hour after completion through June 20, 2017 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and referencing conference number 10108999. An archive of the webcast can be accessed on the Company’s website at http://windtreetx.investorroom.com/events.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree's proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies.

For more information, please visit the Company's website at www.windtreetx.com.

About Lee's Pharmaceutical Holdings Limited (“Lee’s Pharm”)

Lee’s Pharm is a research-based Hong Kong biopharmaceutical company listed in Hong Kong with more than 20 years of operation in China's pharmaceutical industry. It is fully integrated with strong infrastructures in drug development, manufacturing, sales and marketing. It has established extensive partnership with more than 20 international companies and currently has 15 products in the market place. Lee's Pharm focuses on several key disease areas such as cardiovascular, oncology, gynecology, dermatology and ophthalmology. The company’s development program is lauded with over 40 products stemming from both internal R&D efforts and collaborations with US, European and Japanese companies, including promising compounds to treat diseases such as liver cancer and pulmonary hypertension. The mission of Lee's Pharm is to become a successful biopharmaceutical group in Asia providing innovative products to fight diseases and improve health and quality of life.

Additional information about Lee’s Pharm is available at www.leespharm.com.

Forward-Looking Statement for Windtree Therapeutics

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties are described in Windtree's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Forward-Looking Statement for Lees Pharm

The performance and the results of operation of Lee’s Pharm during the past years are historical in nature and past performance can be no guarantee of future results of the Lee’s Pharm. This news release may contain forward-looking statements and opinions that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements and opinions. Neither Lee’s Pharm nor the Directors, employees or agents of Lee’s Pharm assume (a) any obligation to correct or update the forward-looking statements or opinions contained in this news release; and (b) any liability in the event that any of the forward-looking statements or opinions does not materialize or turns out to be incorrect.

Contact Information:

Windtree Therapeutics

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418 or jtattory@windtreetx.com

Lee's Pharm

Vivian Fung

Licensing & Regulatory Manager

852.23141282 or info@leespharm.com